EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Files Updated NI 43-101 Technical Report for Lookout Mountain

Coeur d’Alene, Idaho – April 16, 2013 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced that it has filed an updated NI 43-101 technical report on SEDAR demonstrating an increase to the gold resource estimate at its Lookout Mountain Gold Project in central Nevada. Lookout Mountain is the most advanced project within Timberline's district-scale South Eureka property, which lies within the prolific Battle Mountain - Eureka Trend.  The Company’s 2012 drilling program was designed foremost to upgrade the resource categorization of the Lookout Mountain mineralization, to collect material for metallurgical test work, and to site hydrology monitoring wells.

As previously reported in the Company’s February 28, 2013 news release, Timberline’s updated gold resource estimate at Lookout Mountain, which was prepared by Mine Development Associates (“MDA”) of Reno, Nevada, consists of:

•

508,000 ounces Measured & Indicated Gold Resource (28,940,000 tons at 0.018 opt gold)

◦

106,000 ounces of Measured Gold Resource (3,043,000 tons at 0.035 opt gold)

◦

402,000 ounces of Indicated Gold Resource (25,897,000 tons at 0.016 opt gold)

•

141,000 ounces Inferred Gold Resource

(11,709,000 tons at 0.012 opt gold)

Since June 2010, Timberline has drilled 150 core and reverse-circulation holes. However, the resource estimate is based on current and historical data from 684 drill holes totaling 357,007 feet (108,816 metres).  The report, which recommends further infill and resource expansion drilling, further metallurgical testing, geological modeling, and the completion of a Preliminary Economic Assessment (“PEA”) based on current resources, may be viewed on SEDAR and on our web site at http://www.timberline-resources.com/main.php?page=165.

The Lookout Mountain resource area is split into the North Lookout Mountain and South Lookout Mountain blocks.  There is an additional resource in the South Adit resource area located approximately 3,500 feet south of the southern limit of the modeled mineralization at Lookout Mountain.  The reported resources are open along strike in both directions as well as down dip.  The possible extension of the Lookout Mountain deposit south through to the South Adit resource provides the Company’s best opportunity for near-term enhancement of project resources.  In addition, there is excellent potential to add to the existing resources that lie west of the Ratto Canyon fault at the Lookout Mountain deposit.

The report states that the mineralization modeled by MDA at the Lookout Mountain deposit forms a continuous body with a northerly strike length of about 6,900 feet, a maximum width of 1,650 feet (based on the surface projection of down-dip extents), and a vertical extent of 1,400 feet.  It also states that the mineralization at the South Adit deposit has a north-south extent of almost 2,000 feet, a maximum width of about 700 feet (based on the surface projection of down-dip extents), and a vertical extent of 800 feet.

Gold ounces in the Measured & Indicated Resource(1) categories increased by 30-percent from the 2012 resource estimate, and are now 78-percent greater than Timberline’s initial 2011 resource estimate. The resources were calculated utilizing a cut-off grade of 0.006 ounces of gold per ton (opt) (0.21 grams per metric tonne (g/t)) for oxide material and 0.030 opt (1.03 g/t) for sulfide material.  Approximately 84-percent of the resource ounces are from oxide material and 16-percent are from sulfide material.  Many of these ounces were upgraded from the Inferred Resource(2) category as the 2012 exploration program concentrated primarily on infill drilling of the existing mineralization.

Paul Dircksen, Timberline’s Chief Executive Officer, said, “This technical report demonstrates the solid foundation upon which we are moving forward with this project.  With a substantial Measured & Indicated gold resource, and considerable potential to upgrade and increase the resources with additional exploration and development work, Lookout Mountain results continue to validate our belief that this deposit is a valuable asset that is the cornerstone to further potential in the greater South Eureka district.”

In 2012, Timberline’s technical consultants conducted initial investigations to support potential mine permitting and planning at Lookout Mountain, including:

•

Golder Associates, Inc. completed a scoping-level pit slope evaluation at Lookout Mountain concluding that rock conditions appear favorable for the development of moderately steep to steep pit slopes.

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Schlumberger, Inc. initiated collection of baseline hydrologic data including installation of three monitoring wells and water quality samples.

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Kappes Cassiday and Associates continued to conduct metallurgical leach studies with planning in progress for program expansion in the current year.

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Newfields, LLC has delivered a heap leach pad and rock storage area facilities alternatives analysis based on the location of the Lookout Mountain resource.

Also, geochemical characterization of mine and waste rock is in progress by InterraLogic, Inc. and Enviroscientists, Inc. is directing environmental baseline studies and developing plans for the upcoming field season to lead to potential mine permit applications in early 2014.

The MDA resource estimates are summarized below at the noted cut-off grades:

Lookout Mountain Gold Resource(2)(3)
Resource Category(1)	Short Tons	Metric Tonnes	Ounces of Gold per Ton (opt)	Grams of Gold per Tonne (g/t)	Gold Ounces

Measured	3,043,000	2,761,000	0.035	1.20	106,000
Indicated	25,897,000	23,493,000	0.016	0.55	402,000
Measured & Indicated	28,940,000	26,254,000	0.018	0.62	508,000

Inferred	11,709,000	10,622,000	0.012	0.41	141,000

Notes:

1)

0.006 opt (0.21 g/t) cut-off applied to oxidized material to capture mineralization potentially available to open pit extraction and heap leach processing.  0.030 opt (1.03 g/t) cut-off applied to unoxidized material to capture mineralization potentially available to open pit extraction and lower heap leach recoveries or sulfide processing.

2)

Rounding may cause apparent discrepancies.

3)

The effective date of the Lookout Mountain updated gold resources is February 20, 2013.

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The full MDA Resource Estimate with various cut-off grades can be seen at http://timberline-resources.com/main.php?page=208.

Timberline’s 2013 South Eureka drill program will prioritize expansion of the gold resource to the south of Lookout Mountain, including approximately 2,500 feet of strike extension toward South Adit in which assay data is currently of insufficient density to calculate resources. The Company also plans to drill test several targets at increased depth. In 2012, a hydrology hole beneath Lookout Mountain intercepted high-grade gold mineralization (0.138 opt (4.72 g/t gold) over the final 15 feet (4.6 meters)) down dip of the current resource, indicating considerable additional geologic potential at depth.

Timberline’s district-scale South Eureka property is strategically located within the greater Eureka Mining District, just four miles from Barrick Gold's two-million ounce Archimedes / Ruby Hill mine. South Eureka features three distinct structural zones and includes past-producing open pits, along with several areas containing historic, non-compliant, gold resources and untested targets.

Other areas on the South Eureka property that contain drill-indicated gold and are prioritized for future exploration and drilling include Rocky Canyon, the Oswego structural zone, Pinnacle Peak, New York Canyon, Hoosac, Hamburg Ridge, Paige Corwin, and Secret Canyon.  Please see detailed maps at http://timberline-resources.com/main.php?page=194 for site locations.

Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

The Lookout Mountain mineral resources were modeled and estimated by MDA by evaluating the drill data statistically, utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization, rectifying the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.  Mike Gustin is a Qualified Person as defined by National Instrument 43-101 and is responsible for the resource estimate.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana where gold production is targeted to commence in 2013. Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

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(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing and results of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand and upgrade the South Eureka resource, the timing or results of the Company’s drill programs at Butte Highlands, including the timing of obtaining necessary permits, the development and production of the Company’s Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and economic scoping study, and possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2012.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, CEO
Phone: 208.664.4859

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